UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 13, 2006

ZIX CORPORATION
(Exact name of registrant as specified in its charter)

Texas	0-17995	75-2216818

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
2711 North Haskell Avenue
Suite 2200, LB 36
Dallas, Texas 75204-2960
(Address of principal executive offices) (Zip Code)
Registrant’s telephone number, including area code: (214) 370-2000
Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events
SIGNATURES

Item 8.01 Other Events
     Set forth below is substantially the text of the remarks that Richard D. Spurr, the Registrant’s Chairman, Chief Executive Officer and President will deliver at the Registrant’s 2006 Annual Meeting of Shareholders to be held later today, June 13, 2006, beginning at 10:00 a.m. Central time.
“Let me begin by reaffirming our position stated in the most recent conference call, that the Company believes that the $11 million capital raise completed in April 2006, and led by H&Q Life Sciences Investors, provides adequate cash resources to enable us to achieve cash flow breakeven. This belief is grounded in the Company’s projections of its cash receipts and recently implemented cost reduction measures, as well as additional planned reductions. We believe the key assumptions underlying our projections of cash receipts — specifically the key metrics for secure messaging sales volume, our e-prescribing deployments and prescription transaction fees — are conservative.
Now, let me elaborate on recently implemented cost reductions as well as planned reductions. On the most recent quarterly conference call, we estimated that we could achieve cost reductions in our quarterly spending of at least $500,000 by Q3 of this year and $1.0 million by Q4 of this year. We have already implemented a number of cost reduction measures including a 10% reduction in workforce. With these cuts we will achieve our previously announced targeted reductions in spending. Now having gotten even greater clarity on the opportunities for cost reductions, we are increasing our projected savings, beyond this initial $1 million per quarter to $1.5 million per quarter by year end or $6 million for the year in 2007. These additional cuts, already identified and planned, will further reduce our headcount and our non-headcount related spending without impacting our growth prospects. All the cuts being made affect G&A and other fixed expenses. With significant growth, we would expect increases in variable costs only.
We are also reaffirming our previously announced guidance for Q2 relating to revenue, e-prescribing deployments, and our ending unrestricted cash balance. We expect revenues for this quarter to be in the range of $4.0 million to $4.2 million; new deployments to be in the range of 400 – 450; and our ending unrestricted cash balance as of quarter end to be between $19 – $20 million. Additionally, we are reaffirming the cash guidance given on the Q1 earnings call, where we projected an ending 2006 cash balance of between $10 – $12 million of unrestricted cash. Along with the reductions of $6 million in annual spending in place by the time we enter 2007, we project increases in cash receipts in both businesses allowing us to achieve breakeven without additional financings.
Now I’d like to turn to another topic of investor interest: a payor update. Overall, all of our active programs are progressing extremely well, and our customers are delighted with our service. First of all our longest standing sponsorship, the eRx Collaborative, led by Blue Cross Blue Shield of Massachusetts, continues to expand its program with the addition of 500 new licenses announced earlier this year. This expansion, when taken in conjunction with the previously announced actuarial analysis documenting significant cost savings and favorable changes in prescribing behavior, demonstrates the success of this nationally renowned e-prescribing initiative. Moving to our next win, in New Jersey, we will finish the deployments for the initial 1,000 Aetna prescribers this quarter, as previously indicated, and the results thus far have been quite positive. Based on activity to date, we expect to meet or exceed our revenue expectations for this customer, and discussions on possible program expansion are underway. In the Philadelphia area, deployments for the Independence Blue Cross pilot will also be finished this quarter, and this customer is also very pleased with the results thus far.

In the HighMark program, where we were certified to be a vendor earlier this year, we have invested time and effort to begin the recruiting process. However, due to a variety of factors, including a delay in the funding mechanism and the continually changing vendor requirements, we have decided to cease activity in this program for the time being and invest our resources elsewhere in programs where we expect a greater return and where the program design is better aligned with our approach. Three such programs are the recently announced deals in North Carolina, Louisiana, and L.A. Care in California where, in each, we have launched our recruiting efforts. The retreat from HighMark does not effect any of our previously stated guidance regarding deployments. Looking further down the road, we are engaged in a number of discussions for additional contracts, which we hope to announce in the coming months.
We believe, particularly with our recently announced wins, that we are the leader in providing a best-of-breed e-prescribing service to payors and providers. We intend to maintain or extend this lead with continuing progress including industry leading functionality and connectivity. The recently announced new version of PocketScript, able to display patient co-pay information at the point-of-care and allowing for electronic renewal requests from the pharmacy to our prescribers is an excellent example of our intent to lead the industry. In a similar move on the eSecure side of the business you may have noticed our new product announcement yesterday announcing ZixDirect. This new product offering in our hosted e-mail encryption business adds a new method of delivery that increases the flexibility and convenience for our users and keeps our email encryption suite the leading hosted email service in the industry.
In summary then, both businesses are on track with continued growth, leading-edge products, strong referenceable customers and most importantly, with increasing cash receipts and decreasing expense. The result, we believe, will be a steady decline in cash burn to a point of breakeven. Beyond that, positioned as the leader in two, high growth strategic markets, we believe our profitability will be very attractive given our ability to leverage two highly scalable platforms, our network of encryption users and our network connecting payors to providers. We expect to continue to execute our plan and expect the value of your company to grow accordingly. Thank you for your continued support.”

SIGNATURES
     Pursuant to the requirements of the Exchange Act, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ZIX CORPORATION

Date: June 13, 2006	By:	/s/ Bradley C. Almond
Bradley C. Almond
Vice President, Chief Financial Officer and Treasurer